Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Everus Construction Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and 457(h)	4,000,000	$49.75	$199,000,000	$0.00015310	$30,466.90
Total Offering Amounts					$199,000,000		$30,466.90
Total Fee Offsets
Net Fee Due							$30,466.90

(1)
Everus Construction Group, Inc. (the “Registrant”) is filing this Registration Statement to register 4,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), for issuance under the Everus Construction Group, Inc. 401(k) Retirement Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (i) such additional number of shares of Common Stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock on the “when-issued” trading market as reported on the New York Stock Exchange on October 29, 2024.